EXHIBIT 10.6

TIME VESTING RESTRICTED STOCK UNIT AGREEMENT
UNDER THE INSULET CORPORATION THIRD
AMENDED AND RESTATED 2007 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:
No. of Restricted Stock Units Granted:
Grant Date:
Pursuant to the Insulet Corporation Third Amended and Restated 2007 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Insulet Corporation (the “Company”) hereby grants a deferred stock award consisting of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.001 per share (the “Stock”) of the Company, subject to the restrictions and conditions set forth herein and in the Plan.
1.Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award. Any consideration due to the Company on the issuance of the Award has been deemed to be satisfied by past services rendered by the Grantee to the Company.

2.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Section 3 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

3.Vesting of Restricted Stock Units. The Restricted Stock Units shall vest one-third on the first anniversary of the date of grant and one-third on each of the second and third anniversaries of the date of grant, provided in each case that the Grantee is then, and since the Grant Date has continuously been, employed by the Company or its Subsidiaries. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 3.

4.Termination of Employment. If the Grantee’s employment by the Company or a Subsidiary (as defined in the Plan) is terminated prior to the vesting or termination of this Award, the following shall occur:

(a)Termination Due to Death or Disability. If the Grantee’s employment terminates by reason of the Grantee’s death or disability (as determined by the Administrator), this Award shall become fully vested on the date of such employment termination.

(b)Termination for any reason other than Death or Disability. If the Grantee’s employment with the Company and its Subsidiaries terminates for any reason other than the Grantee’s death or disability prior to the satisfaction of the vesting conditions set forth in Section 3 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

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(c)Termination in connection with a Sale Event. Notwithstanding Section 4(b) above, if the Grantee’s employment with the Company or its Subsidiaries is terminated by the Company without Cause within 24 months after a Sale Event, this Award shall become fully vested as of the date of such termination of employment.

For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events: (i) conduct by the Grantee constituting a material act of willful misconduct in connection with the performance of Grantee’s duties to the Company, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or (ii) the commission by the Grantee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Grantee that would reasonably be expected to result in material injury to the Company or any of its subsidiaries and affiliates if he were retained in his position; or (iii) willful and deliberate material non-performance by the Grantee of his duties to the Company (other than by reason of the Grantee’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Company; or (iv) a breach by the Grantee of any of the provisions contained any agreements between Grantee and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions; or (v) a material violation by the Grantee of the Company’s employment policies which has continued following written notice of such violation from the Company; or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (i), (iii) or (vi) hereof, no act, or failure to act, on Grantee’s part shall be deemed “willful” unless done, or omitted to be done, by the Grantee without reasonable belief that the Grantee’s act or failure to act, was in the best interest of the Company and its subsidiaries and affiliates.

5.Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units credited to the Grantee that have vested pursuant to Section 3 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares, including voting and dividend rights, and such shares of Stock shall not be restricted by the provisions hereof.

6.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7.Transferability. This Agreement is personal to the Grantee, is non-assignable, and is not transferable in an any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

8.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause

EXHIBIT 10.6

the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

9.No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

10.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

12.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

13.Clawback. The Grantee agrees and acknowledges that the entire Award, whether or not vested or exercised, is subject to the terms and provisions of the Company’s Policy for Recoupment of Incentive Compensation, to the extent applicable.

INSULET CORPORATION

By:    Patrick J. Sullivan
Title:     Chief Executive Officer

______________________________
Grantee Name
Grantee Acceptance Date

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Appendix
Country specific terms and conditions for non-US Participants
This Appendix includes additional terms and conditions that govern the Award granted to the Grantee under the Plan if the Grantee resides in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and this Agreement.

GERMANY
No public offering in Germany: Award Recipients may not offer the shares of common stock acquired pursuant to an award under the Plan publicly in Germany. Shares may only be sold in Germany in accordance with the restrictions of the German Securities Prospectus Act (Wertpapierprospektgesetz).
No investment advice: The Company does not offer investment advice in respect of the Awards. Please consult your personal investment and tax advisor with respect to the Awards.

Tax Obligations:  The following provisions supplement Section 8 of the Agreement:

Any reference to "federal income tax(es)" or "federal tax(es)" shall comprehend German individual income and ancillary taxes (Einkommensteuer, Solidaritätszuschlag, Kirchensteuer) to be withheld by the Company or, if different, the legal entity that qualifies as the employer (Arbeitgeber) for German wage tax (Lohnsteuer). The provisions in Section 8 (as amended by the foregoing sentence) shall apply mutatis mutandis to the employee's share of contributions to the social security system (Sozialversicherungsbeiträge, encompassing esp. contributions to the Krankenversicherung, Pflegeversicherung, Rentenversicherung and Arbeitslosenversicherung).

The Grantee irrevocably agrees to indemnify and keep indemnified the Company and/or the employer (Arbeitgeber) for German wage tax purposes for any secondary liability in relation to tax or social security contributions under the German wage tax / withholding at source system in respect of the vesting of and the acquisition of any Shares.

If the employer for German wage tax purposes is a legal entity different from the Company, the Grantee shall notify the employer of the purchase / transfer to the Grantee of any shares of Stock upon the vesting of any shares of Stock.

UNITED KINGDOM

Termination of employment: The following provisions supplement Section 3 of the Agreement:

For the purposes of this Agreement, the date of termination of the Grantee's employment shall be the date the Grantee is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any), and unless otherwise determined by the Administrator, (i) the exercisability and/or vesting schedule of this Award will not continue during or be extended by any notice period (e.g., the Grantee's period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any); and (ii) the period (if

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any) during which the Grantee may exercise this Award after the termination of the Grantee’s employment will commence on the date the Grantee ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where the Grantee is employed or terms of the Grantee’s employment agreement, if any; the Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for the purposes hereof (including whether the Grantee may still be considered providing service while on a leave of absence).

Tax Obligations.  The following provisions supplement Section 8 of the Agreement:

If payment or withholding of the applicable income tax (including the Employer’s NIC Liability, as defined below) is not made within ninety (90) days of the event giving rise to such liability to tax (the “Due Date”) or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 ("ITEPA"), the amount of any uncollected income tax will constitute a loan owed by Grantee to the relevant employer entity ("Employer"), effective on the Due Date. Grantee agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 8 of the Agreement and Section 15 of the Plan.

Notwithstanding the foregoing, if Grantee is a director or executive officer of the Company (within the meaning of Paragraph 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Grantee will not be eligible for such a loan to cover the income taxes. In the event that Grantee is such a director or executive officer and the income taxes are not collected from or paid by Grantee by the Due Date, the amount of any uncollected income taxes will constitute a benefit to Grantee on which additional income tax and national insurance contributions (including the Employer’s NIC Liability, as defined below) will be payable. Grantee will be responsible for reporting and paying any income tax and national insurance contributions (including the Employer’s Liability, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.

The Grantee irrevocably agrees to indemnify and keep indemnified the Company and/or the Employer for any liability in relation to income tax under the U.K. Pay As You Earn system, including Employer's NIC Liability in respect of the vesting of the Award, the acquisition and disposal of any Shares.

Joint Election.  As a condition of Grantee’s participation in the Plan and the vesting of the Award, Grantee agrees to accept any liability for secondary Class 1 national insurance contributions which may be payable by the Company and/or the Employer in connection with the vesting of the Award (the “Employer’s NIC Liability”). Without prejudice to the foregoing, Grantee agrees to enter into a joint election with the Company and the Employer, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or elections. Grantee further agrees to enter into such other Joint Elections as may be required between Grantee and any successor to the Company and/or the Employer. Grantee further agrees that the Company and/or the Employer may collect the Employer’s NIC Liability from Grantee by any of the means set forth in Section 8 of the Agreement and Section 15 of the Plan.

If Grantee does not enter into the Joint Election prior to the vesting of the Award, Grantee will forfeit the Award and any Shares will be returned to the Company at no cost to the Company, without any liability to the Company and/or the Employer.